Exhibit 99.1

Contact:	Penny L. Brake Vice President of Finance (615) 372-8532
LIFEPOINT HOSPITALS NAMES DAVID M. DILL
CHIEF FINANCIAL OFFICER
Brentwood, Tennessee (May 10, 2007) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that David M. Dill, age 38, will assume the position of the Company’s Chief Financial Officer on August 1, 2007. During this interim period, Mr. Dill will work with LifePoint’s management team to ensure a smooth transition. Mr. Dill will report directly to William F. Carpenter III, President and Chief Executive Officer of LifePoint Hospitals.
“David is an excellent addition to our team and will provide enthusiastic leadership for our deep bench of finance and accounting professionals,” said Mr. Carpenter. “David shares our vision for the future direction of the Company, and we are excited to have him on board. His combination of financial and operational skills makes him the ideal person to serve as the Company’s Chief Financial Officer, especially as we implement our strategic initiatives to grow our business in each of our markets.”
Mr. Dill most recently served as Executive Vice President of Fresenius Medical Care North America and as Chief Executive Officer of the East Division of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA. Mr. Dill previously served as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., a publicly traded dialysis services company, from November 2003 until Renal Care Group was acquired by Fresenius Medical Care on March 31, 2006.
     LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 19 states. Of the Company’s 50 hospitals, 47 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.
-END-